                                                                    Exhibit-99.1

 DYNAMIC DETAILS, INCORPORATED CLOSES TENDER OFFER  FOR 10% SENIOR SUBORDINATED
                                 NOTES DUE 2005

     Dynamic Details, Incorporated (the "Company") today announced that it has successfully completed the tender offer and consent solicitation for all of its outstanding 10% Senior Subordinated Notes due 2005 (the "Notes") and has accepted for payment all Notes validly tendered. The Company's acceptance of and payment for tendered Notes and consents delivered was subject to certain conditions, all of which have been satisfied, including: (i) valid tender of at least 90% of the principal amount of Notes outstanding; (ii) the consummation by DDi Corp., the ultimate corporate parent of the Company, of a public offering of its common stock and certain debt securities; (iii) the consent of a majority of the aggregate principal amount of the outstanding Notes to the proposed amendments to the indenture governing the Notes, and execution of a supplemental indenture with respect to the Notes; (iv) the consent of the senior lenders of the Company to the tender offer; and (v) satisfaction of certain general conditions.

     On February 23, 2001, the Company was advised by State Street Bank and Trust Company, the Depositary for the tender offer for the Notes that, as of 5:00 p.m., New York City time, on February 23, 2001, 100% of the outstanding principal amount of the Notes had been validly tendered and not withdrawn, and that the requisite consents had been delivered and not revoked. Accordingly, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement (the "Offer to Purchase") dated February 8, 2001, the Company and the trustee under the indenture governing the Notes executed a supplemental indenture with respect to the Notes that eliminated certain covenants and amended certain provisions of the indenture governing the Notes. These amendments become operative today, as the offer to purchase has expired and the Company has accepted the validly tendered Notes.

     Upon the terms and subject to the conditions set forth in the Offer to Purchase, the Company will purchase all Notes validly tendered on the payment date, which is expected to be March 14, 2001. The total consideration for each $1,000 principal amount of Notes validly tendered and accepted for payment is $1,077.95, which includes a consent payment of $25.00 per $1,000 principal amount of Notes for which a valid consent was received by 5:00 p.m., New York City time, on February 23, 2001. The consideration to be paid in the tender offer was determined as of March 7, 2001, based on the yield on the 7 1/2% U.S. Treasury Note due November 15, 2001 plus a fixed spread of 0.75% minus accrued and unpaid interest to, but not including, the payment date. In addition to receiving the total consideration, tendering holders will receive accrued and unpaid interest to, but not including, the payment date.

     JP Morgan, a division of Chase Securities Inc., is the Dealer Manager for the tender offer and the consent solicitation. The Depositary is State Street Bank and Trust Company. Questions or requests for assistance may be directed to JP Morgan (telephone: (800) 245-8812). Requests for documentation may be addressed to Georgeson Shareholder Communications Inc., the Information Agent (telephone: (800) 223-2064 or, if a bank or broker, (212) 440-9800 (collect)).

     Dynamic Details, Incorporated, an operating subsidiary of DDi Corp., provides electronics design, development and manufacturing services to original equipment manufacturers and to other providers of electronics manufacturing services. The Company specializes in providing technologically advanced services to its customers on a short turnaround basis, often providing custom- designed printed circuit boards to its customers in as little as twenty-four hours. Dynamic Details, Incorporated is located in Anaheim, CA. and may be contacted at (714) 688-7200, Attn: Timothy Donnelly.

     This press release issued by Dynamic Details, Incorporated contains information about future expectations, plans and prospects that may constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results or developments may differ materially from those projected or implied in the forward-looking statements. More information about the risks and challenges faced by Dynamic Details, Incorporated is contained in the Securities and Exchange Commission filings made by Dynamic Details, Incorporated and its affiliates.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Source:  Dynamic Details, Incorporated


                                      -2-